Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

FS ENERGY AND POWER FUND II

This Certificate of Trust of FS Energy and Power Fund II (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 380,1 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is FS Energy and Power Fund II.

2. Delaware Trustee. The name and address of the trustee of the Trust in the State of Delaware is: Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890-0001; Attention: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Wilmington Trust, National Association, not in its individual capacity but solely as Trustee

By:	/s/ Patrick J. Donahue
	Name:	Patrick J. Donahue
	Title:	Vice President

/s/ Michael C. Forman
Michael C. Forman, not in his individual capacity but solely as Trustee

/s/ David J. Adelman
David J. Adelman, not in his individual capacity but solely as Trustee